EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8, File No. 333-166953, Form S-8, File No. 333-64285, Form S-8, File No. 333-134699, and Form S-8, File No. 333-134700) pertaining to the Littelfuse, Inc. Long-Term Incentive Plan, the 1993 Stock Plan for Employees and Directors of Littelfuse, Inc., the Littelfuse, Inc. Outside Directors’ Stock Option Plan, and the Littelfuse, Inc. Equity Incentive Compensation Plan of our reports dated February 27, 2013, with respect to the consolidated financial statements and schedule of Littelfuse, Inc. and the effectiveness of internal control over financial reporting of Littelfuse, Inc., included in this Annual Report (Form 10-K) for the year ended December 29, 2012.

/s/ Ernst & Young LLP

Chicago, Illinois
February 27, 2013